Exhibit 4.4

                          SUPPLEMENTAL AGREEMENT No. 1

               to Shareholders' Agreement dated September 3, 2001

THIS SUPPLEMENTAL AGREEMENT No. 1 (this "Supplemental Agreement No. 1") to the Shareholders' Agreement dated 3 September 2001 (the "Shareholders' Agreement") is made on May 29, 2003 in Moscow, Russian Federation,

BY AND BETWEEN

     (1) Open Joint Stock Company Long-Distance and International Commutications "Rostelecom" located at: 5 Delegatskaya Street, Moscow, 127091, represented by its General Director S.I. Kuznetsov acting pursuant to the Charter;

     Non-Governmental   Pension   Fund   "Rostelecom-Garantia"   located  at:  5
     Delegatskaya Street, Moscow, 127091, represented by its General Director A.A. Nedbai acting pursuant to the Charter;

     (2) Open Joint Stock Company "RTC-Leasing" located at: 5 Delegatskaya Street, Moscow, 127091, represented by its General Director M.G. Trufanov acting pursuant to the Charter;

     (3) Closed Joint Stock Company "North-West Telecombank" located at: 12 Baskov pereulok, St. Petersburg, 191014, represented by Yu. I Novikov, the Chairman of its Board of Directors, acting pursuant to the Charter;

     Non-Profit Partnership "Center for Telecommunications Problems Research" located at: 55 Pluschikha Street, building 2, Moscow, 119121, represented by its Director A.V. Lopatin acting pursuant to the Charter;

     Closed Join Stock Company "KB Russian Industrial Bank" located at: 11 Petrovsky boulevard, Moscow, 103051, represented by its General Director A.A. Gaiduk acting pursuant to the Charter;

     Closed Joint Stock Company "GAMMA-Invest" located at: 5 Marsovo Pole Street, St. Petersburg, 191186, represented by its General Director N.S. Ivanov acting pursuant to the Charter;

     Closed  Joint Stock  Company  "KFP-FINANCE"  located at: 24  Krasnoprudnaya
     Street,  Moscow,   107140,   represented  by  its  General  Director  O.Yu.
     Rumentseva acting pursuant to the Charter; and

     Closed Joint Stock Company "GAMMA-Capital" located at: 5 Marsovo Pole Street, St. Petersburg, 191186, represented by its General Director D.M. Gerkusov acting pursuant to the Charter.


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     The  terms  defined  in the  Shareholders'  Agreement  shall  have the same meaning in this Supplemental Agreement No. 1, unless this Supplemental Agreement No. 1 provides for otherwise.

     WHEREAS

     (a) with support from the Consortium, certain steps were taken in 2001 to restructure Rostelecom's debt owed to the Company (RTC-Leasing) for the amount of two billion nine hundred twenty three million four hundred eighty thousand (2,923,480,000) Rubles, as a result of which OAO Rostelecom and RTC-Leasing concluded and implemented the Amendment Agreement to the financial lease (leasing) arrangements, dated September 28, 2001, which was certified by the Acknowledgement of Performance of April 15, 2003 signed by the Initial Shareholders, the Company (RTC-Leasing) and the Consortium; and

     (b) Closed Joint Stock Company "GAMMA-Capital" ("GAMMA-Capital"), being a shareholder of the Company (RTC-Leasing) as of the date of conclusion of this Supplemental Agreement No. 1, acceded to the Shareholders' Agreement and recognizes itself as a member of the Consortium from the date GAMMA-Capital acquired shares in the Company (RTC-Leasing);

     the Parties hereby have agreed on as follows:

     1. To amend Article 7.1. of the Shareholders' Agreement, which Article as from the date of conclusion of this Supplemental Agreement No. 1 shall be restated as follows:

     "7.1. The Consortium undertakes to procure that:

     7.1.1 within six (6) months of the date of conclusion of the Supplemental Agreement, dated May 29, 2003:

     (a) Rostelecom's obligations to the Company (RTC-Leasing) specified in Annex 1 to the Supplemental Agreement No. 1 of May 29, 2003 and subject to fulfillment within 2004-2012 for the total amount over one billion five hundred million (1,500,000,000) Rubles plus VAT worth three hundred thousand (300,000,000) Rubles shall be terminated; and

     (b) a third party and/or member of the Consortium (the constituent members of which are listed on the title page of the Supplemental Agreement No. 1 of 29 May, 2003) shall acquire from the Initial Shareholders one million two hundred thousand twenty five eight hundred seventy three (1,255,873) shares in the Company (RTC-Leasing) (constituting 30.15% of the charter capital of the Company (RTC-Leasing) as of the date of conclusion of the Supplemental Agreement No. 1 of May 29, 2003) at a price not less than seven hundred fifty million (750,000,000) Rubles for the above block of the shares.

     7.1.2 within twelve (12) months from the date of conclusion of the Supplemental Agreement No. 1 dated May 29, 2003:


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     (a) all  Rostelecom's  third party  obligations  (under pledge  agreements, payment guarantees, suretyship agreements) specified in Annex 2 to the Supplemental Agreement No. 1 of May 29, 2003 shall be terminated.

     The Consortium's obligations specified in clauses 7.1.1. and 7.1.2. of the Shareholders' Agreement shall be performed by entering into separate agreements and drawing up other documents requisite therefor.

     The parties undertake to draw up and sign acts certifying the fulfillment by the Consortium of its obligations specified in this Article 7.1, as such obligations are actually fulfilled. "

     2. To set out Article 10.3 of the Shareholders' Agreement restated as follows:

     "10.3. Until the Consortium shall have fulfilled its obligations specified by Article 7.1, members of the Consortium may sell the shares they own in the Company to third persons only if the Initial Shareholders give their written consent thereto".

     3. The parties determine that the new versions of Articles 7.1. and 10.3 of the Shareholders' Agreement shall be taken into account for the purposes of application of provisions of the Shareholders' Agreement as from the date of signing this Supplemental Agreement No. 1.

SIGNATURES OF THE PARTIES:

General Director
OJSC "Rostelecom"                                                 S.I. Kuznetsov

General Director
OJSC "Rostelecom-Garantia"                                           A.A. Nedbai

General Director
OJSC "RTC-Leasing"                                                 M.G. Trufanov

General Director
CJSC "North-West Telecombank"                                      Yu.I. Novikov

Director
NP "Center for Telecommunications Problems
Research"                                                          A.V. Lopatin

Chairman
CJSC "KB Russian Industrial Bank"                                    A.A. Gaiduk

General Director
CJSC "GAMMA-Invest"                                                  N.S. Ivanov

General Director
CJSC "KFP-FINANCE"                                             O.Yu. Rumiantseva



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

General Director
CJSC "GAMMA-Capital"                                               D.M. Gerkusov


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